UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2017 (September 8, 2017)

EL POLLO LOCO HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36556	20-3563182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3535 Harbor Blvd., Suite 100, Costa Mesa, California	92626
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 599-5000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01 Other Events.

As previously disclosed by the registrant in its Current Reports on Form 8-K filed on March 31 and April 5, 2017, on March 29, 2017, due to the resignation of an independent director, a compliance deficiency occurred with NASDAQ Stock Market Rule 5605(b)(1) requiring a majority independent board. The registrant considered four of its eight remaining directors to be independent. The registrant notified The Nasdaq Stock Market LLC (the “NASDAQ”) of the deficiency, and pursuant to Rule 5605(b)(1)(A) had until September 25, 2017 to cure.

On September 8, 2017, the board found, upon consideration of the facts and circumstances, and in the exercise of its reasonable business judgment, that existing director John M. Roth did not have any relationship which would interfere with his exercise of independent judgment in carrying out the responsibilities of a director, and therefore determined that he met the definition for independence under Rule 5605(a)(2). Accordingly, of the registrant’s eight directors, five are considered independent, and the registrant has cured its deficiency within the cure period and now satisfies the NASDAQ rule for a majority independent board. On September 12, 2017, the registrant notified the NASDAQ of the same and on September 13, 2017, the NASDAQ confirmed that the registrant had regained compliance with the rule.

As an independent director, Mr. Roth qualifies to begin to receive the same compensation as is received by other independent directors of the registrant for their services, including (i) an annual cash retainer fee of $50,000, paid quarterly, and (ii) an annual grant of restricted shares with grant date value of $50,000. The registrant also pays independent directors fees for committee service; no decision has been made at this time regarding Mr. Roth joining any committees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

El Pollo Loco Holdings, Inc.
(Registrant)

Date: September 13, 2017

/s/ Laurance Roberts
Laurance Roberts
Chief Financial Officer